Exhibit 10.3

December 17, 2015

BEP IV LLC and BEP Investors LLC
c/o Brookside Equity Partners
201 Tresser Boulevard
Suite 320
Stamford, CT  06901
Attn:  Donald L. Hawks III

Dear Mr. Hawks:

Reference is made to (i) that certain Securities Purchase Agreement (the “Purchase Agreement”), dated as of September 23, 2015, by and among Meta Financial Group, Inc., a Delaware corporation (the “Company”), BEP IV LLC, a Delaware limited liability company, and BEP Investors LLC, a Delaware limited liability company (collectively, the “Buyers”), and (ii) that certain letter agreement, dated as of September 28, 2012, by and between the Company and BEP Meta LLC, a Delaware limited liability company and an affiliate of the Buyers (the “2012 Buyer”), setting forth, among other things, certain rights granted by the Company to the 2012 Buyer in connection with its purchase of securities of the Company on the date thereof (the “Original Investor Rights Agreement”).  Capitalized terms used herein without definition shall have the respective meanings ascribed to them in the Purchase Agreement.

Pursuant to the Purchase Agreement, on the date hereof the Buyers are acquiring from the Company the Shares, which, together with the 270,350 shares of Common Stock (the “Existing Shares”) held by the 2012 Buyer on the date hereof (representing all of the shares of Common Stock beneficially owned (determined in accordance with Section 13(d) of the 1934 Act) by the Buyers and their Affiliates on the date hereof), represent approximately 4.9% of the total issued and outstanding shares of Common Stock of the Company (after giving effect to the issuance of the Shares under the Purchase Agreement).  As an inducement to the Buyers to enter into the Purchase Agreement and to acquire the Shares upon the terms and conditions set forth therein, the Company has agreed to enter into this letter agreement (this “Agreement”), which is referred to in the Purchase Agreement as the Investor Rights Agreement, at the closing of the transactions contemplated by the Purchase Agreement.  For purposes of this Agreement, “Shares” shall mean the aggregate shares of Common Stock issuable by the Company to the Buyers on the Closing Date pursuant to the Purchase Agreement, as adjusted for any stock split, combination, subdivision, reverse stock split or similar adjustment occurring after the date hereof.

BEP IV LLC
BEP Investors LLC
December 17, 2015

1.            Management Meetings.  The Company hereby covenants and agrees that for so long as the Buyers and their Affiliates (collectively, the “Investors”) continue to hold at least the Threshold Amount (as defined below), one or more representatives of the Buyers shall have the right to periodically meet with the President, the Chief Executive Officer and the Chief Financial Officer of the Company for the purpose of discussing the operations, strategy (including acquisitions and divestitures), and policies of the Company and its subsidiaries (collectively, the “Meta Companies”) on a basis consistent with the parameters set forth in the Policy Statement on Equity Investments in Banks and Bank Holding Companies issued by the Board of Governors of the Federal Reserve System (the “Federal Reserve”), 12 C.F.R. §225.144.  Such meetings (each, a “Management Meeting”) shall be scheduled upon the request of the Buyers and shall be held at a time and place mutually agreeable to the Company and the Buyers (and in an absence of agreement regarding location, the Management Meeting shall be held at the Company’s Sioux Falls, South Dakota executive offices), or such Management Meeting may be held by telephone conference.  The Company shall have no obligation to schedule a Management Meeting more frequently than once during each fiscal quarter, though the parties acknowledge that more frequent calls or meetings may occur as may be mutually agreed to by the Company and the Buyers.  The Buyers, on the one hand, and the Company, on the other hand, shall each bear its own costs and expenses incurred in connection with such Management Meetings.  For purposes of this Agreement, the term “Threshold Amount” shall mean seventy-five percent (75%) of the Shares; provided, however, solely for purposes of determining whether the Investors hold the Threshold Amount, any of the Shares sold by the Buyers or their Affiliates pursuant to Section 4(k)(ii) of the Purchase Agreement shall be deemed to be held by the Buyers or such Affiliates.  The Buyers covenant and agree to provide written notice to the Company within five (5) Business Days following the date on which the Investors cease to hold at least the Threshold Amount.

2.            Monthly Financials.  The Company hereby covenants and agrees that for so long as the Investors continue to hold at least the Threshold Amount, the Company shall provide to the Buyers internally prepared monthly financial statements, in such form and substance reasonably determined by the Company, which financial statements shall be delivered within ten (10) Business Days of the closing of the Company’s books for such month.  Notwithstanding the foregoing, the Company shall not deliver the monthly financial statements to the Buyers if the Buyers deliver a prior written notice to the Company that the Buyers do not want to receive such financial statements.

3.            Term and Termination.  This Agreement shall commence on the date hereof and shall remain in effect until terminated in accordance with this Section 3.  This Agreement shall automatically terminate without further action on the part of any party hereto or any other Person on the date that the Investors cease to hold at least the Threshold Amount.  The Buyers shall have the right to terminate this Agreement at any time by giving written notice to the Company, whereupon this Agreement shall terminate on the date specified in the notice of termination delivered by the Buyers to the Company.  In the event the board of directors of the Company shall determine, in good faith, that the Buyers (or any of them) are in breach or other violation of (or have breached or otherwise violated) the provisions of this Agreement or Section 4(l) of the Purchase Agreement, or at the direction of the Federal Reserve, the Company shall have the right, without any further action by any of the Buyers or any other Person, to terminate this Agreement, or suspend its obligations pursuant to Sections 1 and 2 hereof, as it may determine in its sole discretion.  For purposes of this Agreement, the “Term” means the period beginning on the date hereof and ending on the date this Agreement shall have been terminated in accordance with this Section 3.  Notwithstanding anything to the contrary contained herein, no termination of this Agreement shall have the effect of releasing any of the Buyers or any of their Representatives (as defined below) from their obligations under Section 4 hereof, and the provisions of Sections 4, 5 and 6 hereof shall remain binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns following any termination of this Agreement.

BEP IV LLC
BEP Investors LLC
December 17, 2015

4.            Confidential Information.

(a)          Confidential Information.  The Buyers acknowledge and agree that in connection with the negotiation of the Purchase Agreement and the performance of the transactions contemplated thereby and the transactions contemplated by this Agreement (including pursuant to, and in connection with, Management Meetings and the provision of the financial statements contemplated by Section 2 hereof) and the Original Investor Rights Agreement, the Buyers and their Representatives (as defined below) have been, and may be in the future, exposed to or provided with data and information concerning the business and affairs of the Meta Companies, their customers and/or third party program managers or other agents, including information relating to their sales and marketing methods, pricing programs, profitability analyses and profit margin information, third party relationship parties and other confidential matters.  The Buyers and their Representatives acknowledge and agree that all such data and information (collectively, the “Confidential Information”) is vital, sensitive, confidential and proprietary to the Meta Companies and/or their customers and/or third party program managers or other agents.  The Buyers and their Representatives understand and acknowledge that each and every component of the Confidential Information (i) has been developed by the Meta Companies and/or their customers and/or third party program managers or other agents at significant effort and expense and is sufficiently secret to derive economic value from not being generally known to other persons, and (ii) constitutes a protectable business interest of the Meta Companies.  Notwithstanding the foregoing, the parties hereto agree that the following data and information concerning the business and affairs of the Meta Companies shall not constitute, or be deemed to be included within the meaning of, “Confidential Information”:  any such data and information that the Buyers can establish: (A) becomes generally available to the public other than as a result of a disclosure by any of the Buyers or their Representatives by any means; (B) at the time of disclosure is already in the possession of the Buyers or their Representatives and is not subject to another confidentiality agreement with, or other contractual, legal or fiduciary obligation of secrecy or confidentiality to, any of the Meta Companies or any other Person with respect to such data or information; (C) is disclosed to the Buyers or their Representatives by a third party, on a non-confidential basis, having the legal right to make such disclosure; provided, that, such third party is not bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of secrecy or confidentiality to, any of the Meta Companies or any other Person with respect to such data or information; (D) is developed independently by the Buyers or their Representatives; provided, that, for the avoidance of doubt, “Confidential Information” shall include all notes, analyses, compilations, studies, interpretations and other documents prepared by the Buyers or their Representatives that contain, reflect or are based upon, in whole or in part, the data or information that the Meta Companies or its Representatives furnish or otherwise make available to the Buyers or their Representatives; or (E) is authorized by the Company in writing for release or disclosure.

BEP IV LLC
BEP Investors LLC
December 17, 2015

(b)         Ownership of Confidential Information.  The Buyers and their Representatives acknowledge and agree that the Meta Companies and/or their customers and/or third party program managers or other agents, as the case may be, own the Confidential Information.  The Buyers and their Representatives agree that none of the Buyers or their Representatives or any of their respective Affiliates will dispute, contest or deny any such ownership rights at any time during or after the Term.

(c)          Confidentiality Obligation.  The Buyers agree that for a period commencing on the date on which any Confidential Information is provided to, reviewed by or received by any of the Buyers or their Representatives and continuing for a two-year period thereafter, with respect to such Confidential Information:

(i)	the Buyers shall not disclose such Confidential Information to any Person other than to the Buyers’ Affiliates and to the Buyers’ and such Affiliates’ respective officers, directors, employees, shareholders (or partners, members or other owners) and advisors who, in each case, (A) have a reasonable need to know such Confidential Information in connection with the Buyers’ investment in the Company, and (B) have been advised by the Buyers of the terms and conditions of this Agreement (such Persons to whom disclosure is so permitted (including, for the avoidance of doubt, the 2012 Buyer and the Buyers’ other Affiliates), the “Representatives”);

(ii)	the Buyers and their Representatives shall (and the Buyers shall cause their Representatives to) keep such Confidential Information in the strictest of confidence, take all reasonable precautions to prevent its inadvertent disclosure to any unauthorized person, and follow all policies and practices of the Meta Companies protecting such Confidential Information which have prior to the date hereof been provided or made known to the Buyers or their Representatives;

(iii)	the Buyers and their Representatives shall (and the Buyers shall cause their Representatives to) have in place and operation a Safeguards Program (as defined in the Gramm Leach Bliley Act of 1999 (“GLBA”)) that meets the requirements of the Federal Trade Commission to the extent that any of the Buyers or any of their Representatives use, possess or otherwise obtain any of the Meta Companies’ “consumer nonpublic personal information” (as defined in GLBA); and

BEP IV LLC
BEP Investors LLC
December 17, 2015

(iv)	the Buyers and their Representatives will not (and the Buyers will cause their Representatives not to), directly or indirectly, or in any capacity, utilize (other than as expressly permitted hereunder), or make known, disclose, furnish or make available to any other Person, any of the Confidential Information;

provided, however, that nothing contained in this Section 4(c) shall prohibit the Buyers or their Representatives from disclosing Confidential Information as contemplated by and in accordance with Section 4(f) hereof.

(d)         Destruction or Delivery of Confidential Information.  Upon the termination of this Agreement as provided in Section 3 hereof, or at any other time at the request of the Company, the Buyers will (and will cause their Representatives to), at the Buyers’ option, immediately either destroy or deliver to the Company all written or printed documents, all tapes, disks and other electronic media, and all other tangible property in the possession or control of any of the Buyers or their Representatives which contain, describe or reflect any Confidential Information, including all originals and copies.  Any such destruction or delivery shall be certified in writing by an authorized officer of the Buyers, who shall supervise such destruction or delivery.  Notwithstanding the foregoing, the Buyers, collectively, shall be permitted to retain one (1) copy of the Confidential Information for its confidential legal files in accordance with their document retention policies.

(e)          Specific Performance.  The Buyers and their Representatives understand and agree that any breach or threatened or anticipated breach by any of the Buyers or any of their Representatives of any part of Section 4(c) above will result in irreparable harm and continuing damages to the Meta Companies, and that the remedy at law for any such breach or threatened or anticipated breach will be inadequate.  Accordingly, in addition to any other remedies or relief that may be available to the Company at law or in equity in such event, each of the Buyers agrees that the Company shall be entitled to seek and obtain, from any court of competent jurisdiction, a decree of specific performance, a temporary restraining order, and preliminary and permanent injunctions, without bond or other security, enjoining and restricting the Buyers’ or any of their Representatives’ breach or threatened or anticipated breach.

(f)           Legal Process.  In the event that the Buyers or any of their Representatives are requested pursuant to, or required by, applicable law or regulation or by legal process to disclose any Confidential Information, each of the Buyers agrees that it will provide the Company with immediate notice of such request(s) or requirement(s), including information as to the terms and circumstances surrounding such request(s) or requirement(s), to enable the Company, at its sole option and election, to seek an appropriate protective order, waive compliance with the provisions of this Agreement or take other appropriate action.  Each of the Buyers agrees to use (and will cause its Representatives to use) its commercially reasonable best efforts to assist the Company and its Affiliates and their respective employees, officers, directors, shareholders and advisors, at the Company’s expense, in obtaining such a protective order, as may be requested by the Meta Companies.  If, in the absence of a protective order or the receipt of a waiver hereunder, the Buyers or any of their Representatives is nonetheless, in the opinion of the Buyers’ counsel (who has been informed of the relevant facts), compelled by law to disclose the Confidential Information, the Buyers or such Representatives (as the case may be), after notice to the Company, may disclose only that portion of the Confidential Information that the Buyers or such Representatives are compelled by law to disclose (in the opinion of such counsel) and shall exercise all reasonable efforts to obtain an order or other reliable assurance that confidential treatment will be accorded to such disclosed Confidential Information.

BEP IV LLC
BEP Investors LLC
December 17, 2015

(g)          Buyers Responsible for Representatives.  Each Buyer agrees that it shall be responsible and liable for the breach of any terms of Sections 4 and 5 hereof by the Buyers or any of their Representatives, and the Company will be entitled to directly enforce the agreements of the Buyers’ Representatives hereunder, to the same extent as if such Representatives were party to this Agreement, and to cause the Buyers to enforce such agreements.  Each of the Buyers agrees to promptly notify the Company in writing of any misuse or misappropriation, or suspected misuse or misappropriation, of the Confidential Information by it or any of its Representatives which may come to such Buyer’s attention.

5.            Acknowledgement of Securities Laws Obligations.  Each of the Buyers hereby acknowledges that it is aware (and the Representatives of the Buyers who receive Confidential Information will be made aware by the Buyers) of the restrictions under the federal securities laws imposed on a Person in possession of material nonpublic information concerning an issuer, including with respect to purchasing or selling securities of such issuer and the communication of such information to other Persons.  Each of the Buyers agrees that neither it nor its Representatives nor any of their respective Affiliates will, and each of the Buyers agrees that it will not cause any third party to, use any data or information in contravention of such securities laws or any rules or regulations promulgated thereunder.  Upon the request of the Buyers made at least five calendar days in advance of a Management Meeting, the Company will not disclose to the Buyers in such meeting any information that the Company, in its good faith determination, believes to be material non-public information; provided, however, that each of the Buyers acknowledges and reaffirms its obligations set forth in the Confidentiality Agreement and this Agreement, including with respect to its obligation not to purchase or sell securities of the Company in violation of applicable securities laws when it is in possession of material non-public information of the Company; and provided further, that each of the Buyers agrees that the Company shall have no liability arising out of its performance of its obligations under this sentence except to the extent that the Company shall have acted in bad faith.

BEP IV LLC
BEP Investors LLC
December 17, 2015

6.             Miscellaneous.

(a)          Governing Law; Jurisdiction; Jury Trial.  All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by the internal Laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the Laws of any jurisdictions other than the State of New York, or federal banking law.  Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the City of Sioux Falls, South Dakota, for the adjudication of any dispute hereunder or in connection herewith or with any transaction or matter contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper.  Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address for such notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof.  Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by Law.  EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

(b)          Counterparts.  This Agreement may be executed in one or more identical counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party; provided, that a facsimile or electronic (i.e., “PDF”) signature shall be considered due execution and shall be binding upon the signatory thereto with the same force and effect as if the signature were an original.

(c)          Notices. All notices to be delivered hereunder shall be delivered in accordance with Section 9(g) of the Purchase Agreement.

(d)          Headings.  The headings of this Agreement are for convenience of reference and shall not form part of, or affect the interpretation of, this Agreement.

(e)          Severability.  If any provision of this Agreement shall be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of any provision of this Agreement in any other jurisdiction.

(f)           Complete Agreement.  This Agreement embodies the complete agreement and understanding among the parties hereto with respect to the subject matter hereof and supersedes and preempts any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.  For the avoidance of doubt, notwithstanding the entry into this agreement by the parties hereto, the Original Investor Rights Agreement shall remain in full force and effect in accordance with its terms.

BEP IV LLC
BEP Investors LLC
December 17, 2015

(g)          Waivers and Amendment.  This Agreement may be modified or the terms of this Agreement waived only by a separate writing signed by the parties expressly so modifying or waiving this Agreement or such terms.  It is further understood and agreed that no failure or delay by either party in exercising any right, power, or privilege under this Agreement will operate as a waiver thereof, nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power, or privilege under this Agreement.

(h)          Assignment.  None of the Buyers may assign this Agreement or any of its rights hereunder, or delegate any duties under this Agreement, without the prior written consent of the Company, which consent may be withheld in the Company’s sole discretion.  Any assignment or delegation or attempted assignment or delegation of this Agreement or any of the rights of any of the Buyers hereunder without the prior written consent of the Company will be void.

(i)            No Warranty.  Each of the Buyers understands that neither the Company nor its Representatives make any representation or warranty as to the accuracy or completeness of any of the Confidential Information.  Each of the Buyers agrees that neither the Company nor any of its directors, officers, employees or Representatives shall have any liability to the Buyers or any of their Representatives resulting from the use of the Confidential Information by any of the Buyers or their Representatives.

(j)            Interpretive Matters.  Unless the context otherwise requires, (i) words in the singular or plural include the singular and plural and pronouns stated in either the masculine, the feminine or neuter gender shall include the masculine, feminine and neuter, and (ii) the use of the word “including” in this Agreement shall be by way of example rather than limitation.

[Signature page follows]

Very truly yours,

META FINANCIAL GROUP, INC.

By:	/s/ J. Tyler Haahr
	Name:	J. Tyler Haahr
	Title:	Chief Executive Officer

Acknowledged and agreed as of the date written
above by:

BUYERS:

BEP IV LLC

By:	Brookside Equity Partners, LLC, its Manager

By:	/s/ Donald L. Hawks III
Name:	Donald L. Hawks III
Title:	Managing Director

BEP INVESTORS LLC

By:	Brookside Equity Partners, LLC, its Manager

By:	/s/ Donald L. Hawks III
Name:	Donald L. Hawks III
Title:	Managing Director